EXHIBIT 5.1
               [LETTERHEAD OF HOLME ROBERTS & OWEN APPEARS HERE]

                              December 1, 2000

NaPro BioTherapeutics, Inc.
6304 Spine Road, Unit A
Boulder, Colorado 80301

Gentleman:

     Reference is made to the registration statement on Form S-3, filed with the Securities and Exchange Commission (the "Commission") on December 1, 2000 by NaPro BioTherapeutics, Inc., a Delaware corporation (the "Company"), for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), 2,213,334 shares of the Company's common stock (the "Common Stock").

     As counsel for the Company, we have examined such documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, we are of the opinion that the shares of the Common Stock to be sold pursuant to the prospectus contained in the Registration Statement (the "Prospectus") have been validly authorized for issuance and, when issued against receipt of the purchase price described in the Prospectus, will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us under the caption, "Legal Matters" in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Act or under the rules and regulations of the Commission.

      We do not express an opinion on any matter other then those expressly set forth in this letter

                                       Very truly yours,

                                       Holmes Roberts & Owen LLP


                                       By /s/ Nick Nimmo
                                         ------------------------------
                                         Nick Nimmo, Partner